Exhibit 99

           Tel-Instrument's T-47N IFF Flight-Line Test Set
                   Receives Official Certification

    CARLSTADT, N.J.--(BUSINESS WIRE)--April 13, 2005--Tel-Instrument Electronics Corp. is proud to announce recent certification of its T-47N flight line test set for use with U.S. Department of Defense
(DoD) Mark XII "Identification Friend or Foe" (IFF) equipped aircraft. After a detailed evaluation, the U.S. DoD International AIMS (Air
Traffic Control Radar Beacon System, Identification Friend or Foe, MK XIIA, System) Program Office (PO) has verified that the T-47N complies with all DoD AIMS performance standards. The AIMS PO also examined and approved Tel-Instrument's production facility and acceptance test procedures.
    The DoD AIMS PO was established for the configuration control, and oversight responsibility of the Mark XII IFF architecture, which includes performance/ interoperability evaluation and certification of sub-systems at both the end item (black box) and integrated platform (aircraft) levels.
    IFF systems are the primary means of aircraft identification in Air Defense operations. Proper use of IFF procedures facilitates rapid engagement of enemy aircraft, conserves Air Defense assets, and reduces risk to friendly aircraft.
    Harold K. Fletcher, the Company's Chief Executive Officer, said, "Tel-Instrument is proud that the AIMS PO has certified our T-47N product. An integral part of the Company's practice is to strengthen its position in the military marketplace by obtaining official product certifications and approvals. The T-47N is a multi- function flight-line test set which also provides Tactical Air Navigation (TACAN) and Traffic Collision Avoidance System (TCAS) test capabilities, in addition to a full suite of Transponder-Interrogator IFF test capabilities."

    About Tel-Instrument:

    Tel-Instrument is a leading designer and manufacturer of avionics test equipment for the general aviation, commercial aviation, and government/military aviation markets, both domestically and internationally. Tel-Instrument provides instruments to test a wide range of navigation, communication, and databus equipment. For further information please visit our website at www.telinstrument.com.

    Tel Instrument's stock is traded in the American Exchange System under the symbol TIK.

    CONTACT: Tel-Instrument Electronics Corp.
             Joseph P. Macaluso, 201-933-1600